Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS FIRST-QUARTER FISCAL 2005 RESULTS

Completes First Quarter as Public Company

Declares Second-Quarter Dividend of $0.07 Per Share

PARSIPPANY, NJ – August 23, 2004 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for its first fiscal quarter as a public company and also announced that its Board of Directors approved a second fiscal quarter dividend of $0.07 per share.  Net revenues increased to $8.8 million in the first quarter ended July 31, 2004 from $5.8 million in the same period last year as the Company reported a net loss of $11.4 million ($0.30 per diluted share) compared to a net loss of $12.4 million ($0.33 per diluted share) in the prior year first quarter.  Jackson Hewitt typically generates a loss in the first and second quarters due to the seasonal nature of its tax service business.

The net loss in the current quarter included a $4.5 million charge ($0.07 per diluted share) related to the issuance of vested stock options and common stock to employees in exchange for Cendant Corporation stock options and restricted stock that were held by such employees prior to the IPO.  The prior year first quarter included costs of $6.0 million ($0.10 per diluted share) due primarily to an $8.0 million litigation charge, net of a $2.0 million reduction in bad debt reserves as a result of improved collection performance.

The Company’s Board of Directors approved a second fiscal quarter dividend of $0.07 per share payable on October 15, 2004 to shareholders of record as of September 27, 2004.

“With the successful completion of our initial public offering and separation from Cendant, we are well positioned to execute our business plan”, said Michael Lister, Chairman and Chief Executive Officer.  “During our first and second fiscal quarters, we focus our efforts on the drivers of the business that will contribute to a successful tax season, including selling territories, targeting new office openings and working with franchisees to continue to develop and grow their businesses.”

Franchise Operations

Net revenues in the franchise operations segment increased by $3.2 million, or 62%.  In particular, growth in the Gold Guarantee product, our extended warranty offering, contributed to a $1.1 million increase in financial product fees and other financial product revenue grew by $1.2 million.

Other financial product revenue for the current quarter included $2.9 million of revenue with respect to refund anticipation loans facilitated through Santa Barbara Bank & Trust.  Beginning with the 2005 tax-filing season, we will earn primarily a fixed fee for refund anticipation loans that we facilitate through Santa Barbara.  Other revenue included $1.7 million primarily from the sale of 65 new territories, which is consistent with the prior year first quarter.

Loss before income taxes decreased $2.1 million as net revenue growth more than offset a $1.1 million increase in expenses.  Cost of franchise operations increased $0.7 million, or 12%, due to increased costs related to the growth in the Gold Guarantee product and higher costs to support the expansion needs of new and existing territories.  Marketing and advertising expenses increased $0.3 million, or 20%, in conjunction with the Company’s overall growth.

Company Owned-Office Operations

Loss before income taxes in the company owned-office operations segment increased $0.5 million primarily due to higher off-season fixed costs associated with the increased number of offices in the 2004 tax-filing season.

Corporate and Other

Expenses, excluding interest expense, declined by $0.7 million.  The decline was primarily the result of $6.0 million ($8.0 million litigation charge, net of $2.0 million reduction in bad debt reserves) in higher costs in the prior year first quarter, offset by the $4.5 million charge related to the issuance of employee stock options and common stock in the current fiscal quarter.  Other expenses increased by $0.8 million due to $0.9 million of new costs in the current fiscal quarter related to becoming a stand-alone public company, including additional insurance costs, stock based compensation, and Board of Director fees.  Interest expense also increased by $0.7 million as a result of incremental indebtedness of $175 million.

IPO

The Company successfully completed its initial public offering in June 2004.  In connection with the IPO, the Company completed the placement of $175 million in senior notes, the proceeds of which were utilized to pay a dividend to Cendant, and the origination of a new $100 million revolving credit facility.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet on Tuesday, August 24 at 11:00 a.m. Eastern Time to discuss the quarter’s results.  Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws.  These statements can be identified by the fact that they do not relate strictly to historic or current facts.  They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  These forward-looking statements are based on currently available information but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment that are difficult to predict and are beyond the control of the Company.  Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following: the Company’s ability to achieve the same level of growth in revenues and profits that it has sustained in the past; government initiatives that simplify tax preparation and affect regulation of refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers; the seasonality of the Company’s business and its effect on the stock price; the Company’s compliance with its debt covenants; the Company’s reliance on electronic communications; changes in accounting policies or practices; the Company’s exposure to litigation; changes in relationships with retailers where Jackson Hewitt has offices; and the effect of market conditions within the tax return preparation industry and/or general economic conditions.

The risks and uncertainties identified above are not the only risks the Company faces.  Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company.  Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  Jackson Hewitt does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise.  Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Jackson Hewitt’s public filings with the Securities and Exchange Commission.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 4,900 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products.  Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s Web site at www.jacksonhewitt.com.

Contact:

Investor Relations:

David Kraut

Senior Director, Treasury

973-496-6429

Media Relations:

Sheila Cort

Senior Director, Communications

973-496-2702

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,
	2004	2003

Revenues
Franchise operations revenues:
Royalty	$600	$244
Marketing and advertising	275	116
Financial product fees	1,702	607
Other financial product revenue	3,496	2,256
Other	2,259	1,925
Service revenue from company-owned office operations	451	624
Net revenues	8,783	5,772

Expenses
Cost of franchise operations	6,854	6,129
Marketing and advertising	2,212	1,786
Cost of company-owned office operations	4,617	4,278
Selling, general and administrative (a)	10,480	11,070
Depreciation and amortization	2,839	3,104
Total expenses	27,002	26,367

Loss from operations	(18,219)	(20,595)
Interest income	152	156
Interest expense	(757)	(68)
Loss before income taxes	(18,824)	(20,507)
Benefit for income taxes	(7,378)	(8,147)

Net loss	$(11,446)	$(12,360)

Loss per share:
Basic and diluted	$(0.30)	$(0.33)

Notes to the Statements of Operations:

(a)                        In the three months ended July 31, 2004, the Company incurred a charge of approximately $4.5 million related to the issuance of vested stock options and common stock issued to employees in exchange for Cendant Corporation stock options and restricted stock that were held by such employees prior to the IPO.

In the three months ended July 31, 2003, the Company incurred net expenses of approximately $6.0 million, which included a litigation charge of $8.0 million net of a $2.0 million reserve adjustment due to improved collection performance with respect to past due receivables.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	As of July 31, 2004	As of April 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$18,911	$5,266
Accounts receivable (net of allowance for doubtful accounts of $1,316 and $1,121)	6,127	31,315
Notes receivable, net	2,779	1,944
Prepaid expenses	4,945	4,810
Deferred income taxes	5,092	5,074
Total current assets	37,854	48,409

Property and equipment	35,616	37,347
Goodwill	392,371	392,368
Other intangibles, net	89,230	89,902
Due from Cendant (a)	-	143,985
Notes receivable, net	2,195	1,985
Other non-current assets	15,255	11,946
Total assets	$572,521	$725,942

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$26,222	$31,653
Total current liabilities	26,222	31,653

Deferred income taxes	21,581	26,335
Long-term debt (a)	175,000	-
Other non-current liabilities	8,874	12,858
Total liabilities	231,677	70,846

STOCKHOLDER'S EQUITY
Common stock, par value $0.01 per share - authorized 200,000,000 shares; issued and outstanding 37,600,890 shares	376	375
Additional paid-in capital (a)	348,276	475,844
(Accumulated deficit) Retained earnings (a)	(7,808)	178,877
Total stockholder's equity	340,844	655,096
Total liabilities and stockholder's equity	$572,521	$725,942

Notes to the Balance Sheets:

(a)        In connection with the IPO, the Company paid a special dividend to Cendant Corporation of approximately $307 million. The $175 million cash portion of the dividend was funded entirely from the net proceeds of a senior unsecured notes issuance and the remaining $132 million represents the cancellation of a receivable due from Cendant.

JACKSON HEWITT TAX SERVICE INC.

SELECT RESULTS OF REPORTABLE SEGMENTS

(Dollars in thousands)

(Unaudited)

	For the three months ended July 31,
	2004	2003
REVENUES:
Franchise Operations	$8,332	$5,148

Company-owned Office Operations	451	624

Corporate	-	-
Total	$8,783	$5,772

LOSS BEFORE INCOME TAXES:
Franchise Operations	$(3,253)	$(5,336)

Company-owned Office Operations	(6,268)	(5,810)

Corporate:
Stock compensation charge related to IPO	(4,508)	-
Litigation settlement charge	-	(8,044)
Bad debt reserve adjustment	-	2,001
Interest expense	(757)	(68)
Other (a)	(4,038)	(3,250)
Total	$(18,824)	$(20,507)

(a)        Represents unallocated corporate functions including legal, finance and strategic development.  Additionally, the three months ended July 31, 2004 includes new costs related to becoming a stand-alone public company, such as additional insurance costs, stock based compensation, and Board of Director fees.